EXHIBIT 10.36
FINAL EXECUTABLE VERSION dated 7-29-03
GEMS-IT — Cardiac Science OEM Agreement for AED and CRM
OEM PURCHASE AND SUPPLY AGREEMENT
This OEM Purchase and Supply Agreement (the “Agreement”) is made as of the 29th day of July, 2003 (the “Effective Date”) between Cardiac Science, Inc., a Delaware corporation (“Supplier” or “Cardiac Science” or “CSI”), a medical device developer and manufacturer of automated external defibrillators having its principal place of business at 1900 Main Street, Irvine, CA 92614 and GE Medical Systems Information Technologies, Inc., a Wisconsin corporation (“GEMS-IT”), having its principal place of business at 8200 W. Tower Avenue, Milwaukee, WI 53223. The parties hereby agree as follows:
1.	SCOPE OF AGREEMENT
1.1	General. This Agreement specifies the terms and conditions under which Supplier will manufacture, sell, license and support the OEM Products listed in Exhibit A to this Agreement. Under this Agreement Cardiac Science shall manufacture the OEM Products, which shall be regarded as “Original Equipment Manufacturer” products under the GEMS-IT private label. Nothing in this Agreement shall in any way limit the right of GEMS-IT or Cardiac Science to develop, produce, market, sell or distribute any products whatsoever.

1.2	Marketing Authority. Supplier hereby grants to GEMS-IT the non-exclusive right to promote, sell and distribute OEM Products worldwide. GEMS-IT shall only be excluded from selling the OEM Products in Japan. GEMS-IT will have the authority to market the OEM Products to the extent it deems appropriate, in its sole discretion. GEMS-IT will have the right to use its own business and license terms for all marketing and distribution of the OEM Products. The OEM Products will be marketed, serviced, and supported by GEMS-IT’s field organization and channel partners, subject to the marketing, service, and support obligations of Supplier pursuant to this Agreement.

1.3	Eligible Purchasers. This Agreement enables GEMS-IT, GEMS-IT Affiliates and GEMS-IT Subcontractors to purchase OEM Products from Supplier under the terms of this Agreement or any subsequent Product Addendum. Unless a Product Addendum specifically refers to and amends a term of this Agreement, the terms and conditions of this Agreement will control and take precedence over any conflicting terms in a Product Addendum.

1.4	Term of Agreement. This Agreement will commence as of the Effective Date and continue for a 3 year period (the “Term”) after the date of the first delivery to GEMS IT by Cardiac Science of the OEM Products unless terminated earlier under the terms of this Agreement. After the initial Term, this Agreement may be renewed only upon the written agreement of the parties.
2.	DEFINITIONS
     The following capitalized terms will have these meanings throughout this Agreement.

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FINAL EXECUTABLE VERSION dated 7-29-03
GEMS-IT — Cardiac Science OEM Agreement for AED and CRM
2.1	“Affiliate” means any person or entity directly or indirectly controlling, controlled by, or under common control with a party to this Agreement. “Control” shall be defined as direct or indirect power to direct or cause the direction of the management or policies of another person or entity, whether through the ownership of voting securities, by contract, or otherwise.

2.2	“CSI Proprietary Technology” means Cardiac Science’s proprietary STAR® biphasic defibrillation technology, proprietary RHYTHMx® software analysis algorithm and pacing technology, and RescueReady® self-testing technology, all of which shall be incorporated in the OEM Products pursuant to this Agreement.

2.3	“Delivery Date” means the date specified in an Order for the delivery of OEM Products by Supplier to the destination required under the Order.

2.4	“Documentation” means the user and technical manuals and other documentation that Supplier will make available for the use of the OEM Products.

2.5	“Eligible Purchasers” mean those parties authorized to purchase OEM Products under this Agreement as listed in Section 1.5 above.

2.6	“Forecast” means GEMS-IT’s estimate of its purchase requirements over a six-month period, or such other period designated by the parties.

2.7	“Intellectual Property Rights” means all rights in patents, copyrights, moral rights, trade secrets, mask works, Marks and other similar rights.

2.8	“Lead Time” means the time between the date an Order is sent and the Delivery Date.

2.9	“Marks” means the trademarks, service marks, trademark and service mark applications, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying a party or its products.

2.10	“Noncomplying Product” means any OEM Product received by GEMS-IT that does not materially comply and/or perform in accordance with the Specifications, or otherwise does not materially comply with the requirements of an Order or other provisions of this Agreement, including applicable warranties. Noncomplying Products include, without limitation, dead-on-arrival products, overshipments and early shipments.

2.11	“AED or AEDs” means GEMS-IT private labeled Automated External Defibrillators manufactured by Cardiac Science and listed in Exhibit A.

2.12	“CRM or CRMs” means GEMS-IT private labeled Cardiac Rhythm Modules manufactured by Cardiac Science and listed in Exhibit A.

2.13	“OEM Products” means the products listed in Exhibit A, all related Documentation, Parts and other deliverables provided pursuant to this Agreement.

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FINAL EXECUTABLE VERSION dated 7-29-03
GEMS-IT — Cardiac Science OEM Agreement for AED and CRM
2.14	“Orders” means a written or electronic purchase order or release issued by GEMS-IT to Supplier for purchase of the OEM Products.

2.15	“Parts and Accessories” means the AED or CRM accessories, replacement parts, components, consumables or other products that may be supplied in conjunction with or as additions to the OEM Products.

2.16	“Product Addendum” means an addendum to this Agreement entered into between Supplier and an Eligible Purchaser naming additional OEM Products and product specific requirements in addition to those requirements specified in this Agreement.

2.17	“Software” means any software or firmware included or bundled with the OEM Products, as designated in the description of OEM Products in Exhibit A.

2.18	“Specifications” means the technical and functional requirements for the OEM Products as specified or referenced in Exhibit C.

2.19	“Technical Information” means Supplier’s manufacturing information and technology deemed necessary by GEMS-IT to support OEM Products and to exercise any manufacturing rights provided under this Agreement, including, but not limited to: (i) specifications, software, schematics, software source code, designs, drawings or other materials pertinent to the most current revision level of manufacturing of the OEM Products; (ii) copies of all inspection, manufacturing, test, verification and quality control procedures and any other work processes; (iii) jig, fixture and tooling designs; (iv) supplier history files; (v) support documentation; and (vi) any additional technical information or materials agreed to by the parties.
3.	ORDER AND SHIPMENT OF OEM PRODUCTS
3.1	Orders. Each delivery of OEM Products will be initiated by an Order issued to Supplier by GEMS-IT. Each Order will include: (i) unit quantity; (ii) unit price; (iii) shipping destination; (iv) Delivery Date; and (v) other instructions or requirements pertinent to the Order. GEMS-IT may schedule regular intervals for deliveries by an appropriate Order setting forth the intervals. To the extent of any inconsistency between the terms of an Order and the terms of this Agreement, the terms specified in this Agreement will control and take precedence.

3.2	Order Acknowledgment. An Order will be deemed to have been placed as of the date of receipt of the Order by Supplier. Supplier will promptly confirm the receipt of an Order electronically or through facsimile to GEMS-IT within two (2) working days after receipt by Supplier of the Order. Orders within Forecasts and Lead Time requirements of this Agreement will be deemed accepted upon receipt by Supplier. If a GEMS-IT Order exceeds the Forecast or shortens the Lead Time, Supplier will use its commercially reasonable best efforts to fill such excess or accommodate such shorter Lead Time.

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FINAL EXECUTABLE VERSION dated 7-29-03
GEMS-IT — Cardiac Science OEM Agreement for AED and CRM
3.3	Emergency Orders. If GEMS-IT deems it necessary, GEMS-IT may order OEM Products by facsimile on an emergency basis (“Emergency Order”) subject to the availability of such OEM Products in Supplier’s inventory. Supplier will use its best efforts to ship the Emergency Order to GEMS-IT’s stipulated destinations within 8 work hours after the receipt by Supplier. Subject to GEMS-IT’s approval, GEMS-IT will pay any additional expenses related to such Emergency Orders.

3.4	Forecasts. GEMS-IT will provide a six month rolling Forecast of its projected Orders. Any quantities listed in any Forecast or other correspondence between the parties are only estimates made as an accommodation for planning purposes and do not constitute a commitment on GEMS-IT’s part to purchase such quantity. GEMS-IT may revise any Forecasts in its sole discretion.

3.5	Initial Purchase Requirement. There shall be no minimum purchase commitment during the Term of the Agreement, however, concurrent with the initiation of the Agreement, GEMS-IT shall purchase from Supplier the following minimum quantity of OEM Products for delivery by not later than the end of the calendar quarter immediately following the calendar quarter in which the Agreement is executed:
3.5.1	GEMS-IT labeled AEDs — [ * ]

3.5.2	GEMS-IT labeled CRMs — [ * ]
3.6	Lead Time. Supplier will determine the Lead Time for each OEM Product and will provide GEMS-IT with written notice of such Lead Time, which in no event will exceed four (4) weeks without GEMS-IT’s prior written consent. Supplier must give GEMS-IT no less than 30 days advance notice to approve or reject any proposed increase in Lead Time. CSI and GEMS-IT will review lead-time reduction opportunities two calendar quarters after date of first shipment.

3.7	Inventory Requirement. Supplier will maintain a protective inventory equal to no less than two (2) weeks supply of each OEM Product. If this inventory is depleted, Supplier will replenish the inventory as soon as possible after depletion. In addition, Supplier will rotate its supply of OEM Products in inventory to maintain a fresh stock of inventory.

3.8	Order Changes. GEMS-IT may, without charge, postpone, decrease, increase, or cancel any Order by notice to Supplier at least fifteen (15) days prior to the Delivery Date. If GEMS-IT postpones, decreases, or cancels an Order after such time period, Supplier will be entitled to reimbursement by GEMS-IT for actual costs incurred by Supplier as a direct result of such action that are not recoverable by Supplier within a reasonable period of time.

3.9	Shipment Requirements. All Orders are required to be shipped complete. Freight expenses and duties will be paid by GEMS-IT. Supplier will give GEMS-IT

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FINAL EXECUTABLE VERSION dated 7-29-03
GEMS-IT — Cardiac Science OEM Agreement for AED and CRM
immediate notice if it knows that it cannot meet a Delivery Date or that only a portion of the OEM Products will be available for shipment to meet a Delivery Date. If due to Supplier’s failure to make a timely shipment to meet a Delivery Date, Supplier will pay for any resulting increase in the freight cost over that which GEMS-IT would have been required to pay. For partial shipments, Supplier will ship the available OEM Products unless directed by GEMS-IT to reschedule shipment. If Supplier ships any OEM Product by a method other than as specified in the corresponding Order, Supplier will pay any resulting increase in the cost of freight. GEMS-IT may utilize drop shipment options to any GEMS-IT designated delivery destination. If GEMS-IT designates a drop shipment location outside the country in which the Order is placed, GEMS-IT agrees to pay any additional costs associated with the shipment.

3.10	GEMS-IT Option To Accept Overshipments. If Supplier ships more OEM Products than ordered, the amount of the overshipment may either be kept by GEMS-IT for credit against future Orders or returned to Supplier pursuant to Section 6 below, at GEMS-IT’s election.

3.11	No Advance Shipment. If OEM Products are delivered two (2) days in advance of the Delivery Date, GEMS-IT may, at its option, either return the OEM Products pursuant to Section 6 or keep the OEM Products with payment due as provided in Section 4 of the Agreement.

3.12	Title And Risk Of Loss. Shipments will be F.O.B. Cardiac Science’s Minnetonka, MN factory or Copenhagen, Denmark warehouse facility. GEMS IT will elect at which location it (or its designated carrier) will take delivery of the OEM Products from Cardiac Science. Except as otherwise provided in this Agreement, associated freight expenses and duties will be paid directly by GEMS-IT. Title to OEM Product hardware and media ordered under this Agreement and risk of loss or damage will pass from Supplier to GEMS-IT upon Supplier’s delivery of the OEM Products to the common carrier specified by GEMS-IT, subject to the provisions in Sections 3.13 and 3.14 below with respect to packing and handling.

3.13	Packing List. Each delivery of OEM Products to GEMS-IT must include a packing list that contains at least:
(a)	The Order number and the GEMS-IT part number;

(b)	The quantity of OEM Products or Parts shipped; and

(c)	The date of shipment.
3.14	Packaging. Supplier must preserve, package, handle, and pack all OEM Products so as to protect the OEM Products from loss or damage, in conformance with good commercial practice, the Specifications, GEMS IT’s indication of “ship to”

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FINAL EXECUTABLE VERSION dated 7-29-03
GEMS-IT — Cardiac Science OEM Agreement for AED and CRM
address and method of transportation, government regulations, and other applicable standards.

3.15	Responsibility For Damage. Supplier will be liable for any loss or damage due to its failure to properly preserve, package, handle, or pack OEM Products. GEMS-IT will not be required to assert any claims for such loss or damage against the common carrier involved.
4.	PRICES AND PAYMENT TERMS
4.1	OEM Product Prices. Supplier’s prices for the OEM Products are listed in Exhibit B, in U.S. currency unless otherwise stated, and may not be increased without GEMS-IT’s written consent. The prices for Parts and Accessories will be Supplier’s published prices, less any applicable discounts as set forth in Exhibit B, unless the parties agree to a price schedule for Parts and Accessories. OEM Products and Parts will also be subject to any applicable prompt payment discounts.

4.2	Changed Prices. If during the Term changed prices or price formulas are put in effect by mutual agreement of GEMS-IT and Supplier, or reduced prices or price formulas are otherwise put in effect by Supplier, such prices or price formulas (if resulting in lower prices than the then current price) will apply to all Orders issued by GEMS-IT after the effective date of such prices or price formulas and to all unshipped Orders.

4.3	Payment Procedure. Payment for OEM Products will be 2% / 15, Net 75 days from the invoice date for the OEM Products following shipment by Supplier. GEMS-IT will not be liable for payments or any costs related to unordered or Noncomplying Products.

4.4	Sales Taxes And Duties. Prices are exclusive of all taxes or duties after delivery to the designated destination (other than taxes levied on Supplier’s income) that Supplier may be required to collect or pay upon shipment of the OEM Products. Any such taxes or duties must appear as a separate item on Supplier’s invoice. GEMS-IT agrees to pay such taxes or duties unless GEMS-IT is exempt from such taxes or duties. Where applicable, GEMS-IT will provide Supplier with an exemption resale certificate.
5.	NONCOMPLYING PRODUCTS
5.1	Acceptance. GEMS-IT shall inspect the OEM Products within a reasonable period of time upon receipt at the shipping destination and may reject any Noncomplying Products. GEMS-IT may elect in its sole discretion to return a Noncomplying Product for replacement or repair at Supplier’s expense. In addition, GEMS-IT may return for repair or replacement an entire lot of OEM Products if a tested sample of that lot contains Noncomplying Products. Any OEM Products not rejected by written notice to Supplier within sixty (60) days of

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FINAL EXECUTABLE VERSION dated 7-29-03
GEMS-IT — Cardiac Science OEM Agreement for AED and CRM
GEMS-IT receipt shall be deemed accepted. Acceptance by GEMS IT of any OEM Products shall in no way limit GEMS IT’s rights under any applicable warranties for the OEM Products. Supplier shall provide reasonable assistance to GEMS-IT in accordance with GEMS IT’s corrective action procedures (which have been described to Supplier) in order to determine whether any of the Products are Noncomplying Products. No returns will be accepted without a Return Materials Authorization (“RMA”). GEMS-IT shall provide a SCAR report with any non complying product being returned. Other than as permitted in this Section 5.1 or under the terms of a warranty covering the OEM Products, goods may not be returned to Supplier without Supplier’s consent.

5.2	Repair Period. Supplier shall ship replacement or repaired OEM Products to GEMS-IT as promptly as possible, but not later than ten (10) working days after Supplier’s receipt of Noncomplying Product.
6.	RETURN OF PRODUCTS
6.1	Return Materials Authorization. All OEM Products returned by GEMS-IT to Supplier must be accompanied by a RMA. Unless further verification is reasonably required by Supplier, Supplier will supply an RMA within two work days after receiving GEMS-IT’s written request.

6.2	Return Charges. All Noncomplying Products returned by GEMS-IT to Supplier, and all replacement or repaired OEM Products shipped by Supplier to GEMS IT to replace Noncomplying Products, will be at Supplier’s risk and expense, including transportation charges (round trip charges for replacement or repaired OEM Products).

6.3	Duty To Remove Marks Or Destroy Noncomplying Products. Supplier agrees not to sell, transfer distribute or otherwise convey any part, component, product or service bearing or incorporating GEMS-IT Marks, part numbers or other identifiers, including any GEMS-IT packaging, copyrights or code, to any party other than to Eligible Purchasers. Supplier will remove from all rejected, returned or unpurchased OEM Products any such GEMS-IT Marks or identifiers, even if such removal would require destruction of the OEM Products. Supplier further agrees not to represent that such OEM Products are built for GEMS-IT or to GEMS-IT specifications. Supplier will defend and indemnify GEMS-IT against any claims, losses, liabilities, costs or expenses that GEMS-IT may incur as a result of Supplier’s breach of this obligation.
7.	ENGINEERING PROCESS OR DESIGN CHANGES
7.1	Supplier Proposed Changes. Supplier will not, without the prior written consent of GEMS-IT, make or incorporate in OEM Products any of the following changes (collectively, “Engineering Changes”):

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FINAL EXECUTABLE VERSION dated 7-29-03
GEMS-IT — Cardiac Science OEM Agreement for AED and CRM
(1)	Process or design changes which affect the intended use, function or quality of the OEM Products;

(2)	Geographical relocation of manufacturing processes; or

(3)	Process step discontinuances affecting the electrical performance, the mechanical form, fit, or function, the environmental compatibility or chemical characteristics, software compatibility, or the life, reliability, or quality of OEM Products.
7.2	Notice Of Proposed Change. Supplier will give GEMS-IT notice of any proposed Engineering Change, and will provide evaluation samples and other appropriate information as specified by GEMS-IT at least 90 days prior to the first proposed shipment of any OEM Products involving an Engineering Change. Regardless of whether GEMS-IT approves a proposed Engineering Change, Lead Time will not be changed except as provided in Section 3.5 above.

7.3	Safety Standard Changes. Supplier will immediately give notice to GEMS-IT if any upgrade, substitution or other change to an OEM Product is required to make that product meet applicable safety standards or other governmental statutes, rules, orders or regulations, even those that are not defined as Engineering Changes in Section 7.1 above. All affected OEM Products already purchased by GEMS-IT may, at GEMS-IT’s election, either be returned to Supplier for upgrade to current revisions or upgraded by Supplier or GEMS-IT in the field pursuant to the procedures outlined in Section 14.6 below.
8.	QUALITY
8.1	Quality Program. Supplier agrees to maintain an objective quality program for all OEM Products. Supplier’s program will be (i) in accordance with the current revision of GEMS-IT’s Supplier Quality System Requirements, (ii) consistent with regulatory requirements applicable for products of the same type as the OEM Products and for the jurisdictions where regulatory approvals for the OEM Products have been obtained, and (iii) if applicable, any additional or substitute quality requirements agreed to by the parties. Supplier will, upon GEMS-IT’s request, provide to GEMS-IT copies of Supplier’s program and supporting test documentation. Supplier shall maintain device history records for each OEM Product shipped to GEMS-IT, including the date of manufacture, identifying lot codes and serial numbers, and provide that information to GEMS-IT upon request.

8.2	GEMS-IT’s Right To Inspect. GEMS-IT has the right to inspect, at Supplier’s plant, the OEM Products and associated manufacturing processes. Manufacturing processes may be inspected at any time during the Term. GEMS-IT’s inspection may be for any reason reasonably related to this Agreement, including to assure Supplier’s compliance with GEMS-IT’s requirements and with the regulatory and quality provisions of this Agreement. GEMS-IT’s right of inspection will apply

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FINAL EXECUTABLE VERSION dated 7-29-03
GEMS-IT — Cardiac Science OEM Agreement for AED and CRM
as well to any vendor or subcontractor of Supplier. Supplier will inform such vendors or subcontractors of GEMS-IT’s right to inspect, and, if necessary, use all reasonable effort to secure such rights for GEMS-IT.

8.3	Continuing Guarantee for SELLER as required by the FD&C Act and Other Applicable Law. The articles comprising each shipment for delivery hereafter made by Supplier to or on the order of GEMS-IT are hereby guaranteed by Supplier as of the date of shipment or delivery to be on that date: (a) manufactured and released as finished devices in accordance with the applicable provisions of the Federal Food, Drug and Cosmetic Act (FDCA) as amended (21 U.S.C. section 301 et seq.) relating to adulterated or misbranded devices; (b) not an article which may not, under the provisions of sections 404 or 405 of the FDCA, be introduced into interstate commerce; (c) in compliance with the provisions of sections 510, 513, and 515 of the FDCA. This guarantee is continuing and shall remain in full force and effect until revoked in writing.

8.4	Compliance with Quality System Regulation. Supplier represents and warrants that it is in substantial compliance with 21 CFR part 820 with respect to the OEM Products existing as of the date of this Agreement, and Supplier shall substantially comply with 21 CFR part 820 with respect to any future OEM Products which may become subject to this Agreement. Supplier shall be responsible for obtaining CE Marking for the OEM Products. Supplier also represents and warrants that it is in substantial compliance with any and all quality-related laws, rules and regulations of any other country worldwide with respect to the OEM Products existing as of the date of this Agreement, and Supplier shall substantially comply with such laws, rules and regulations with respect to any future OEM Products which may become subject to this Agreement.
9.	WARRANTIES AND SUPPORT OBLIGATIONS
9.1	Warranty Period. All warranties set forth in Section 9.2 below will survive any inspection, delivery, acceptance, or payment by GEMS IT and (except for the warranty included in Section 9.2(2) below) will survive indefinitely. The warranty included in Section 9.2(2) below shall be in effect for the periods set forth in Sections 9.1.1 and 9.1.2.
9.1.1	AED product: for [ * ] from date of shipment of the OEM Product to GEMS IT’s end user customers. Batteries are for [ * ] from date of installation into the AED device. Accessories and consumables for ninety (90) days or until expiration date whichever is longer.

9.1.2	CRM product: for [ * ] from date of shipment of the OEM Products to GEMS IT’s end user customers. Accessories and consumables for ninety (90) days or until expiration date whichever is longer.
9.2	Limited Warranty. Supplier warrants during the applicable Warranty Period that each OEM Products will:

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FINAL EXECUTABLE VERSION dated 7-29-03
GEMS-IT — Cardiac Science OEM Agreement for AED and CRM
(1)	Be manufactured, processed, and assembled by Supplier or by companies under Supplier’s direction.

(2)	Conform and perform in accordance with the Specifications, and other criteria referred to in this Agreement or agreed to by the parties in writing:

(3)	Be new, except as otherwise provided by the parties.

(4)	Be free from defects in design, material and workmanship

(5)	Be free and clear of all liens, encumbrances, restrictions, and other claims against title or ownership

(6)	Not violate or infringe any third party Intellectual Property Rights, and Supplier warrants that it is not aware of any facts upon which such claim could be made. If Supplier learns of any claim or any facts upon which claim could be made, it will promptly notify GEMS-IT of this information.
9.3	Warranty Obligation. During the applicable Warranty Period, Supplier shall be obligated to repair or replace any OEM Product that does not conform or perform in accordance with the warranties set forth in Section 9.2 above. In addition, GEMS IT shall have such other rights and remedies available at law or otherwise available under this Agreement for breach of the foregoing warranties.

9.4	Warranty Service Logistics and Availability. Supplier agrees to make its service personnel available to GEMS-IT personnel (via phone and/or fax) during regular business hours at no cost to GEMS-IT to address support obligations under this Agreement. If required, on an emergency basis, Supplier agrees on a worldwide basis to make on-site service available at an additional charge to GEMS-IT. The cost for on-site service shall be mutually determined by the Parties on a case by case basis.
9.4.1	Customer Service.
a.	Customer service calls will be handled by GEMS-IT. If customer calls GEMS-IT with Product Warranty issue (GE fields Warranty call), GEMS-IT will inform Supplier of Warranty call and will receive a RMA from Supplier. GEMS IT’s customer will return the product for repair or replacement to Supplier’s facility in Minnetonka, MN (for Americas) or Copenhagen, Denmark (for Europe, Asia, Africa and Middle East).

b.	If GEMS IT’s customer calls requiring in-field service, GEMS-IT will bill customer as appropriate per GEMS-IT policies (flat rate paid by GEMS-IT). GEMS-IT will inform Supplier of customer issue and will receive a RMA from Supplier. GEMS-IT or its customer will return product to Supplier facility as outlined in

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FINAL EXECUTABLE VERSION dated 7-29-03
GEMS-IT — Cardiac Science OEM Agreement for AED and CRM
9.4.1 (a) above. Supplier will repair and return product to customer. Supplier will bill GEMS-IT a flat rate per unit, which rate shall be negotiated with annual adjustments based in CPI. GEMS-IT will bill customer for service call.

c.	If customer calls requiring Parts, GEMS-IT will inform Supplier and request direct shipment of Parts to GEMS-IT customer. Supplier will bill GEMS-IT at agreed upon cost of Parts and GEMS-IT will bill customer.
9.5	Service Period. During the Term and for a period of at least [ * ] following the last shipment to GEMS-IT of the applicable OEM Product ordered by GEMS-IT hereunder, Supplier shall make available necessary replacement parts, technical support and repair service (or at Supplier’s sole discretion, exchange units for the OEM Products) for purchase by GEMS-IT and third party users of the OEM Products at Supplier’s then-current prices for such replacement parts, technical support and repair services and exchange units (unless otherwise covered by warranty or service agreement).

9.6	DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SUPPLIER MAKES ANY OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, REGARDING MERCHANTABILITY OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE FOR ANY OEM PRODUCTS,
10.	OBSOLESCENCE FOR DISCONTINUED PRODUCTS
10.1	Buy Rights. Supplier acknowledges its obligation to manufacture, supply and support the OEM Products without interruption for the Term of the Agreement. If, however, Supplier seeks to discontinue the supply or support of any OEM Product during the Term of the Agreement (a “Discontinued Product”), Supplier will give notice to GEMS-IT no less than twelve (12) months in advance of the last date the Discontinued Product can be ordered. After receipt of notice of discontinuance, GEMS-IT may purchase from Supplier such quantity of the Discontinued Product as GEMS-IT deems necessary for its future requirements.
11.	MARKETING AND LICENSING
11.1	No Rights In Marks. Except as otherwise specified in the private labeling section below, nothing in this Agreement should be construed to grant either party any rights in the Marks of the other party. Supplier acknowledges, however, that GEMS-IT may use the name of the OEM Products and Supplier’s marks in advertising and marketing the OEM Products. The OEM Products will be affixed with applicable patent numbers copyright notices, including Cardiac Science STAR®, RescueReady® and RHYTHMx® marks identifying the CSI Proprietary Technology, sufficient to give notice as to the rights of the parties in their respective products.

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FINAL EXECUTABLE VERSION dated 7-29-03
GEMS-IT — Cardiac Science OEM Agreement for AED and CRM
11.2	Private Labeling. Supplier will ensure that the OEM Products sold to GEMS-IT contain the GEMS-IT Marks, serial number and packaging specified by GEMS-IT and conforming to GEMS-IT specifications for external appearance (which will not require any material change in form or dimensions of the OEM Products or require commercially unreasonable actions). GEMS-IT shall provide Supplier with a list of sequential serial numbers to be applied to each OEM Product and shipping container by Supplier and Supplier shall apply such numbers per GEMS-IT’s instructions. In addition, and without limiting the foregoing, Supplier will ensure that each OEM Product label includes the following statement: “Manufactured for GE Medical Systems Information Technologies by Cardiac Science — STREET ADDRESS, CITY, STATE.” Except as provided herein, Supplier will have no other right or license in any GEMS-IT marks.

11.3	Documentation License. Supplier hereby grants GEMS-IT a non-exclusive, non-transferable, worldwide fully paid up license to use, reproduce, distribute and prepare derivative works in GEMS-IT’s name all Documentation and other information, other than confidential information, furnished by Supplier under this Agreement. GEMS-IT has the right to use or modify the Supplier’s Product documentation or excerpts therefrom, for instance as follows: Functional description, Instruction sheet and product labels, Operators aids, Promotion information, and Product/Function description. Supplier shall provide GEMS-IT with this Product documentation free of charge both as a print version and on data media in readable form. These rights with respect to the Documentation will extend to GEMS-IT Subsidiaries and third party channels of distribution. GEMS-IT may reproduce such Documentation without Supplier’s logo or other identification of source, subject to affixing copyright notices to all copies of Documentation. These rights with respect to the Documentation will extend to GEMS-IT Subsidiaries and third party channels of distribution.
12.	INTELLECTUAL PROPERTY PROTECTION
12.1	Ownership. Except as expressly provided herein, neither Party grants to the other Party any license or intellectual property right, either by implication, estoppels or otherwise in and to its products, patents, trademarks, documentation or confidential information. Except in the case of GEMS-IT’s need to service OEM Products, GEMS-IT shall not: (a) reverse engineer, decompile, disassemble or otherwise tamper with the OEM Products; (b) install, integrate, adapt or use the OEM Products except as described in the Documentation; (c) remove or alter any proprietary designs notices or Marks contained in or on the OEM Products, Documentation or related materials and (d) authorize any third party, including any of GEMS-IT distributors or end user customers, to do any of the foregoing.

12.2	Supplier’s Duty To Defend. Supplier will defend, indemnify and hold harmless GEMS-IT, its Affiliates and its Subsidiaries, subcontractors and customers from any claim that any OEM Product, any Software, Documentation or a Supplier Mark, or any product provided as part of Supplier’s support services constitutes an unauthorized use or infringement of any third party’s Intellectual Property

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Rights. Supplier will pay all costs, damages and expenses (including reasonable attorneys’ fees) incurred by GEMS-IT, its Subsidiaries, subcontractors or customers and will pay any award with respect to any such claim or agreed to in any settlement by Supplier of such a claim.

12.3	GEMS-IT’s Duty To Notify. GEMS IT will give Supplier prompt notice of any such claim or action, and will give Supplier the authority, information, and reasonable assistance (at Supplier’s expense) necessary to defend. If Supplier does not diligently pursue resolution of the claim nor provide GEMS IT with reasonable assurance that it will diligently pursue resolution, then GEMS IT may, without in any way limiting its other rights and remedies, defend the claim.

12.4	Remedies For Infringing Products. If the use or combination of any product provided hereunder is enjoined (the “Infringing Product”), Supplier will, at its sole expense and option:
(1)	Procure for GEMS-IT and its customers the right to continue using or combining the Infringing Product;

(2)	Replace the Infringing Product with a non-infringing product of equivalent function and performance; or

(3)	Modify the Infringing Product to be non-infringing, without detracting from function or performance.
12.5	Limitations. Supplier will be relieved of its indemnification obligations under this Article 12 to the extent that the claim arises solely and directly from Supplier’s compliance with a GEMS-IT Specification, provided that all implementations of that Specification constitute an unauthorized use or infringement of a third party Intellectual Property Right.
13.	IMPORT / EXPORT COMPLIANCE
13.1	Country Of Origin Certification. Upon GEMS-IT’s request, Supplier will provide GEMS-IT with an appropriate certification stating the country of origin for OEM Products, sufficient to satisfy the requirements of the customs authorities of the country of receipt and any applicable export licensing regulations, including those of the United States. In addition, Supplier will provide NAFTA certification (if Supplier determines the OEM Products qualify).

13.2	Country Of Origin Marking. Supplier will mark each OEM Product, or the container if there is no room on the OEM Product, with the country of origin in accordance with U.S. Government regulations (Supplier shall only mark “Made in USA” on products or containers if the product meets the U.S. Government Federal Trade Commission requirements for use of such a label). Supplier will, in marking OEM Products, comply with the requirements of the customs authorities of the country of receipt.

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13.3	Duty Drawback. If OEM Products delivered under this Agreement are imported by the OEM as the importer of record in the country of receipt, Supplier will, upon GEMS-IT’s request, provide GEMS-IT with documents required by the customs authorities of the country of receipt to prove importation and to transfer duty drawback rights to GEMS-IT.

13.4	Export Compliance. (a) In performing its obligations under this Agreement, Supplier shall comply with all applicable export laws, regulations and rules administered by the United States Customs Service, the Bureau of Industry and Security and the Food and Drug Administration, as well as all other applicable federal, state or local laws, regulations or requirements of the United States and any other nation. Supplier shall obtain all applicable permits and licenses necessary to perform its obligations under this Agreement.
(b)	If Supplier obtains Bureau of Industry and Security commodity classifications for the OEM Products, Supplier shall provide a copy of the CCATS document, including any revisions thereto during the Term of this Agreement. If Supplier obtains any U.S. Customs Rulings relating thereto, Supplier shall provide copies of the resulting revisions.

(c)	Supplier shall indemnify and save harmless GEMS IT, its affiliates, officers, directors, employees, successors and assigns from any and against any losses, damages, liabilities, fines, penalties, and expenses (including reasonable attorney’s fees) arising out of or resulting from the failure to comply with this provision, provided that GEMS IT gives Supplier prompt written notice of any such claim and requisite authority, information and assistance to defend such claim.

(d)	During the Term and for a period of five (5) years thereafter, Supplier shall keep accurate and complete export documentation records relating the OEM Products in accordance with U.S. Export regulations and FDA requirements and the requirements of any other similar agency of any other nation that will have jurisdiction over Supplier as a result of its performance of its obligations under this Agreement. If the U.S. Government or other government or agency requests the production of such records, Supplier shall copy and produce the records at no charge to GEMS IT.

(e)	Upon reasonable advance notice to Supplier and during normal business hours, GEMS IT may, at its option and expense, conduct audits at any Supplier Service Location of documents relating to the OEM Products to assure that Supplier is in compliance with all export and FDA laws, regulations and requirements, including record keeping. GEMS IT may make copies of any records it reviews during its audits. Further, upon reasonable advance notice to Supplier, GEMS IT may request copies of any export documentation records relating to the OEM Products, which Supplier will provide free of charge. If an audit reveals non-compliance,

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undercharges or overcharges, Supplier will take appropriate measures to rectify the situation and bring the Supplier Service Location into compliance.

(f)	During the Term and for a period of five (5) years thereafter, GEMS IT may request from Supplier copies of records deemed necessary to defend against any claim related to this Section 13.4 made by a third party, including federal, state or local government. Such records shall not be unreasonably withheld.
14.	GOVERNMENTAL COMPLIANCE
14.1	Duty To Comply. Supplier agrees to comply with all federal, state, local and foreign laws, rules, and regulations applicable to its performance of this Agreement or to OEM Products. Without limiting the generality of the foregoing sentence, Supplier represents that:
(1)	Supplier will comply with all applicable equal employment opportunity and non-discrimination requirements prescribed by Presidential Executive Orders, including the requirements of Executive Order 11246, the Vocational Rehabilitation Act, and the Vietnam Era Veterans’ Readjustment Assistance Act;

(2)	Each chemical substance contained in OEM Products is on the inventory of chemical substances compiled and published by the Environmental Protection Agency pursuant to the Toxic Substances Control Act;

(3)	All OEM Products will be shipped in conformance with government or freight regulations and requirements applicable to chemicals; and

(4)	Supplier will provide complete and accurate material safety data sheets prior to shipping any OEM Product.
14.2	Procurement Regulations. For OEM Products purchased under this Agreement for incorporation into products to be sold under a federal contract or subcontract, those applicable procurement regulations that are required by federal statute or regulation to be inserted in contracts or subcontracts will be deemed incorporated in this Agreement and made to apply to all Orders.

14.3	Regulatory Approvals. Supplier shall provide a listing of countries where the OEM Products have received all regulatory and other necessary and/or appropriate approvals for the sale of any OEM Product. Supplier will be solely responsible for identifying, obtaining, and maintaining at its sole cost and expense all regulatory and other necessary and/or appropriate approvals in any country worldwide which are applicable to this Agreement. If any such approval is subsequently revoked, terminated or suspended, Supplier shall immediately notify GEMS IT of such occurrence.

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FINAL EXECUTABLE VERSION dated 7-29-03
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14.4	Complaint Handling. GEMS-IT will be responsible for the coordination of customer complaint investigations. As determined by GEMS-IT, Supplier will investigate customer complaints at no charge and supply GEMS-IT with a written report summarizing the cause for the complaint and any corrective actions required within 14 days of receipt by Supplier of such complaint, it being understood that, depending on the nature of the complaint and investigation, the initial (14-day) response may be limited in scope and then followed up by a complete response as soon as reasonable practicable thereafter.

14.5	Duty to Report Incidents. GEMS-IT and Supplier shall inform each other in writing, within 5 business days from knowledge of a reportable event, of all incidents relating to the subject matter of the Agreement that must be reported according to the FDA Medical Device Reporting regulation (21 CFR Part 803) or the European Medical Device Vigilance regulations or that must be registered according to other national regulations such as Canadian medical device regulations, including without limitation incidents involving death or serious injury, malfunctions that, if recurrent, may cause or contribute to death or serious injury or other material quality problems or concerns. GEMS-IT will be responsible for reporting such incidents to the appropriate regulatory authority. Supplier shall fully cooperate with GEMS-IT as may be necessary to comply with any reporting obligations regarding such incidents or quality concerns.

14.6	Recalls and Field Corrections. In the event of any recall, product withdrawal or field correction of any OEM Product that is required by a governmental agency, by Supplier, or by GEMS-IT for safety or efficacy reasons, the parties agree that (a) they shall promptly notify each other and (b) they shall fully cooperate with each other concerning the necessity and nature of such action. GEMS-IT shall be the point of contact for purchasers of any OEM Product (whether directly or through its distributors) and shall be responsible for making any and all applicable regulatory authority contacts and for coordination of any recall or field correction activities involving such OEM Products, whether or not such action was requested by Supplier. In the event that any OEM Product requires field correction or is recalled as a result of (a) the supply by Supplier of a Noncomplying Product or (b) the grossly negligent or intentionally wrongful act or omission of Supplier or its affiliates or their representatives, then Supplier shall bear all costs and expenses, including but not limited to the costs and expenses related to such recall or field correction, communications and meetings with all required regulatory agencies, replacement stock, service labor, installation, travel, notifying customers of such recall and any replacement product to be delivered to those same customers, including shipping costs. To the extent that any such recall or field correction is due in part to the negligent or intentional acts or omissions of GEMS-IT, GEMS-IT shall be responsible for such costs and expenses equitably in proportion to its fault.

14.7	Regulatory Agency Inquiries. If the FDA or any other regulatory body with authority over medical devices provides written notice to either party to inquire about or investigate any OEM Product, the party notified shall use its best efforts

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to give notice thereof to the other party within one working day of receipt of such contact from the FDA or other body.
15.	FORCE MAJEURE EVENTS
15.1	Delaying Causes. Subject to the provisions of this Article, Supplier will not be liable for any delay in performance under this Agreement caused by any “act of God” or other cause beyond Supplier’s control and without Supplier’s fault or negligence (a “delaying cause”). Notwithstanding the above, Supplier will not be relieved of any liability for any delay or failure to perform its defense obligations with respect to third party Intellectual Property Rights or furnish remedies for Infringing Products as described in Article 12 above.

15.2	GEMS-IT Option. Supplier will immediately give GEMS-IT notice of any delaying cause and its best estimate of the expected duration of such cause. In the event of a delaying cause, GEMS-IT may act in its sole discretion to:
(1)	Terminate this Agreement or any part hereof as to OEM Products not shipped; or

(2)	Suspend this Agreement in whole or in part for the duration of the delaying cause, buy similar products elsewhere, and deduct from any quantities specified under this Agreement the quantity so purchased.
15.3	Resumption Of Agreement. If GEMS-IT elects to purchase other similar products in the event of a delaying cause, GEMS-IT may resume performance under this Agreement once the delaying cause ceases and extend the Term up to the length of time the delaying cause endured. Unless GEMS-IT gives notice of termination as provided above within 30 days after notice from Supplier of the delaying cause, GEMS-IT will be deemed to have elected to suspend this Agreement for the duration of the delaying cause.
16.	EVENTS OF DEFAULT
16.1	Notice Of Breach. If either party is in breach of any provision of this Agreement, the nonbreaching party may, by notice to the breaching party, except as otherwise prohibited by the United States bankruptcy laws, terminate the whole or any part of this Agreement or any Order, unless the breaching party cures the breach within 30 days after receipt of notice in writing.

16.2	Causes Of Breach. For purposes of Section 16.1, above, the term “breach” includes without limitation any:
i.	Proceeding, whether voluntary or involuntary, in bankruptcy or insolvency by or against a party that is not dismissed within 60 days of its filing;

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ii.	Appointment, with or without a party’s consent, of a receiver or an assignee for the benefit of creditors;

iii.	Failure by Supplier to supply the OEM Products in accordance with the material requirements of this Agreement;

iv.	Failure by GEMS-IT to purchase and pay for the OEM Products in accordance with the provisions of this Agreement;

v.	Failure by Supplier to replace or repair Noncomplying Products in a timely manner as required by Articles 5, 6 & 9 above; or

vi.	Other failure by a party to comply with any material provision of this Agreement with additional failure to provide the nonbreaching party, upon request, with reasonable assurances of future performance.
16.3	Rights Upon Breach. In addition to a party’s right to terminate this Agreement upon breach, each party shall also have such other rights and remedies as may be available to them at law or in equity or otherwise available under this Agreement.
17.	CONFIDENTIAL INFORMATION
17.1	Confidential Information. During the Term, a party (the “Recipient”) may receive or have access to certain information of the other party (the “Discloser”) that is marked as “Confidential Information,” including, though not limited to, information or data concerning the Discloser’s products or product plans, business operations, strategies, customers and related business information. The Recipient will protect the confidentiality of Confidential Information with the same degree of care as the Recipient uses for its own similar information, but no less than a reasonable degree of care. Confidential Information may only be used by those employees of the Recipient who have a need to know such information for the purposes related to this Agreement. The parties acknowledge that all GEMS-IT Property, Technical Information and Forecasts are deemed Confidential Information to be protected for a term of three years from the date of disclosure.

17.2	Exclusions. The foregoing confidentiality obligations will not apply to any information that is (a) already known by the Recipient prior to disclosure, (b) independently developed by the Recipient prior to or independent of the disclosure, (c) publicly available through no fault of the Recipient, (d) rightfully received from a third party with no duty of confidentiality, (e) disclosed by the Recipient with the Discloser’s prior written approval, or (f) disclosed under operation of law.
18.	LIMITATION OF LIABILITY

UNLESS OTHERWISE STATED IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES OF THE

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GEMS-IT — Cardiac Science OEM Agreement for AED and CRM
OTHER ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE ABOVE, SUPPLIER WILL BE RESPONSIBLE FOR ANY DAMAGES OF ANY KIND INCLUDED IN AN AWARD OR SETTLEMENT OF A THIRD PARTY CLAIM UNDER ARTICLE 12 ABOVE AND SECTION 21.2 BELOW.

19.	TERMINATION
19.1	Outstanding Orders. All Orders issued prior to the expiration of this Agreement must be fulfilled pursuant to and subject to the terms of this Agreement, even if the Delivery Dates are after expiration. Upon termination of this Agreement for Supplier’s breach, GEMS-IT may cancel any outstanding Order or require Orders to be fulfilled even if a Delivery Date is after the date of termination.

19.2	Surviving Provisions. Notwithstanding the expiration or early termination of this Agreement, the provisions regarding Warranties in Article 9, Marketing and Licensing in Article 11, Intellectual Property in Article 12, Confidentiality in Article 17, Limitation of Liability in Article 18, and the Miscellaneous provisions below will each survive in accordance with their terms.
20.	CRISIS MANAGEMENT
20.1	Communications. Supplier must maintain the ability to contact GEMS IT on a 24 hour a day, 7 day a week basis in order to communicate and manage crisis situations that threaten to or interrupt the Supply Chain. Likewise, Supplier must be available if GEMS IT wishes to contact Supplier on a 24/7 basis. Means of communication may include, but are not limited to, phone, mobile phone or pager and interaction via email and the Internet.

20.2	Business Contingency Plan (BCP). Supplier must share with GEMS IT a BCP that includes Supplier’s plan for 24/7 communication with GEMS IT. The BCP will also include basic information on Supplier’s upstream Supply Chain. For instance, this information will include who Supplier’s Tier 1 and Tier 2 suppliers are, where they are located and the means of transportation for this Supply Chain.
21.	MISCELLANEOUS
21.1	Notices. All notices to be given under this Agreement must be in writing addressed to the receiving party’s designated recipient. Notices are validly given upon the earlier of confirmed receipt by the receiving party or three days or seven days for international notices after dispatch by courier or certified mail, postage prepaid, properly addressed to the receiving party. Notices may also be delivered by telefax and will be validly given upon oral or written confirmation of receipt.

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GEMS-IT — Cardiac Science OEM Agreement for AED and CRM
Either party may change its address for purposes of notice by giving notice to the other party in accordance with these provisions.

21.2	Indemnification. Supplier shall defend, indemnify, and hold harmless GEMS-IT and its Affiliates from and against any losses, expenses, and liability (including attorney fees) to third parties for any and all claims of personal injuries and/or damages arising out of the use of any OEM Product if such injuries and/or damages are attributable to any part of such OEM Product, provided that GEMS-IT notifies Supplier promptly in writing of any and all such claims.

21.3	Exhibits. Each Exhibit attached to this Agreement is deemed a part of this Agreement and incorporated herein wherever reference to it is made.

Exhibit A: OEM Products List

Exhibit B: Suppliers Prices

Exhibit C: Product Specifications

21.4	Independent Contractors. The relationship of the parties established under this Agreement is that of independent contractors and neither party is a partner, employee, agent or joint venturer of or with the other.

21.5	Assignment. Except for any assignment by GEMS IT to any Affiliate of GEMS IT, neither this Agreement, nor any right, license, privilege or obligation provided herein may be assigned, transferred or shared by either party without the other party’s prior written consent, and any attempted assignment or transfer is void. Any merger, consolidation, reorganization, transfer of substantially all assets of a party, or other change in control or ownership will be considered an assignment for the purposes of this Agreement (other than a merger of GEMS-IT with or into an Affiliate of GEMS-IT). This Agreement will be binding on the successors and permitted assigns of the parties and the name of the party appearing herein will be deemed to include the names of such party’s successors or permitted assigns to the extent necessary to carry out the intent of this Agreement.

21.6	No Waiver. The waiver of any term, condition, or provision of this Agreement must be in writing and signed by an authorized representative of the waiving party. Any such waiver will not be construed as a waiver of any other term, condition, or provision except as provided in writing, nor as a waiver of any subsequent breach of the same term, condition, or provision.

21.7	Reference To Days. All references in this Agreement to “days” will, unless otherwise specified herein, mean calendar days.

21.8	Headings. The Section headings used in this Agreement are for convenience of reference only. They will not limit or extend the meaning of any provision of this Agreement, and will not be relevant in interpreting any provision of this Agreement.

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FINAL EXECUTABLE VERSION dated 7-29-03
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21.9	No Publication. Other than as required by SEC regulations which require disclosure of certain material events, neither party may publicize or disclose the terms of this Agreement to any third party, without the written consent of the other party. Without limiting the generality of the foregoing sentence, no press releases may be made without the mutual written consent of each party.

21.10	Severability. If any provision in this Agreement is held invalid or unenforceable by a body of competent jurisdiction, such provision will be construed, limited or, if necessary, severed to the extent necessary to eliminate such invalidity or unenforceability. The parties agree to negotiate in good faith a valid, enforceable substitute provision that most nearly affects the parties’ original intent in entering into this Agreement or to provide an equitable adjustment in the event no such provision can be added. The other provisions of this Agreement will remain in full force and effect.

21.11	Entire Agreement. This Agreement comprises the entire understanding between the parties with respect to its subject matters and supersedes any previous communications, representations, or agreements, whether oral or written. For purposes of construction, this Agreement will be deemed to have been drafted by both parties. No modification of this Agreement will be binding on either party unless in writing and signed by an authorized representative of each party.

21.12	Governing Law. This Agreement will be governed in all respects by the laws of the State of New York without reference to any choice of laws provisions.

21.13	Dispute Resolution. Any claim or controversy arising out of or relating to the Agreement must be submitted and settled as set forth in this Section 21.13. If any party to this Agreement alleges that any other party to this Agreement has breached any of the terms of this Agreement, then the party alleging breach will inform the other party of such breach in writing. Upon receipt of such notice, the allegedly non-performing party will have 30 days to cure the alleged breach. If the parties do not agree that effective cure has been accomplished by the end of the 30-day period, then upon written request of any party, a senior manager from each party will meet in person and confer in good faith to resolve the dispute within 15 days of the expiration of the prior 30-day period. If, after the above procedure, the dispute remains unresolved, either party may submit the dispute to the office of the American Arbitration Association (“AAA”) located in Chicago, Illinois for binding arbitration in accordance with the AAA’s Commercial Arbitration Rules then in effect, as amended by this Agreement. The law applicable to the arbitration, including the administration and enforcement thereof, is the Federal Arbitration Act, 9 U.S.C. §§ 1-16, as amended from time to time. The cost of the arbitration, including the fees and expenses of the arbitrator(s), will be shared equally by the parties, with each party paying its own attorneys’ fees. The arbitrator(s) will have the authority to apportion liability between the parties, but will not have the authority to award any damages or remedies not available under the express terms this Agreement. The arbitration award will be presented to the parties in writing, and upon the request of either

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FINAL EXECUTABLE VERSION dated 7-29-03
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party, will include findings of fact and conclusions of law. The award may be confirmed and enforced in any court of competent jurisdiction. Any post-award proceedings will be governed by the Federal Arbitration Act. Nothing in this Section 21.13 shall preclude either party from seeking interim equitable relief in the form of a TRO or preliminary injunction. A request by a party of a court for interim equitable relief shall not be deemed a waiver of the obligation to arbitrate hereunder.

21.14	Insurance. During the term of this Agreement, Supplier shall maintain at its own expense, commercial general liability insurance for bodily injury, death and property loss and damage (including coverage’s for product liability, contractual liability and personal injury liability) covering Supplier for claims, lawsuits or damages arising out of its performance under this Agreement and any negligent or otherwise wrongful acts or omissions by Supplier or any employee or agent of Supplier. All such policies of insurance shall provide limits of liability in the minimum amount of three million dollars ($3,000,000) per occurrence with an annual aggregate of at least five million dollars ($5,000,000). Supplier shall provide GEMS IT with a copy of certificates of insurance evidencing the existence of all coverage required hereunder.
*    *    *
IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their thereunto duly authorized representatives as of the date first above written.

Cardiac Science, Inc.		GE Medical Systems Information Technologies, Inc.

By:	/s/ RAYMOND W. COHEN	By:	/s/ MICHAEL GENAU

Printed Name: Raymond W. Cohen		Printed Name: Michael Genau

Title: President & CEO		Title: Vice President & General Manager, Cardiology Systems

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FINAL EXECUTABLE VERSION dated 7-29-03
GEMS-IT — Cardiac Science OEM Agreement for AED and CRM
EXHIBIT A
OEM PRODUCT LIST
1. Powerheart® model G3 automated external defibrillator (AED) to be produced in GEMS-IT specified coloring and labeled GE Medical Responder® AED, is a portable battery operated automated external defibrillator that analyzes a persons’ electrocardiogram and advises an operator to deliver an electric shock(s) to a patient in order to restore normal heart rhythm; and includes Cardiac Science’s patented STAR® biphasic technology, RHYTHMx® algorithms and RescueReady® self-testing technology such as one button operation, pre-connected disposable electrode pads and status indicator.
2. Single patient use disposable defibrillation electrodes for use with the AEDs and CRMs. Electrodes will be packaged in to accommodate the RescueReady capabilities of the AED. Electrodes for use with the CRMs will have a smart-chip-based coding system in the connector that mitigates the possibility of the proprietary Electrodes being copied. Electrodes will be private-labeled with GEMS-IT labeling as agreed upon by the Parties.
3. Powerheart® Cardiac Rhythm ModuleTM (CRM) is a portable external defibrillator that (i) continuously monitors a patient’s electrocardiogram and is capable of delivering an electric shock(s) using biphasic defibrillation technology to a patient in order to restore normal heart rhythm; and (ii) performs synchronized cardioversion and external pacing; and (iii) operates on an automatic, semi-automatic or manual basis. CRM with be private-labeled with GEMS-IT specified labeling as agreed upon by the Parties.

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GEMS-IT — Cardiac Science OEM Agreement for AED and CRM
EXHIBIT B
SUPPLIER PRICES

OEM version AED Products	Price

GE Medical labeled Responder® AED	$	[ * ]
(Corresponds to Cardiac Science Powerheart® AED G3)

Primary AED Accessories:
G3 Molded carry case for AED G3 (part no. 168-6000-001)	$	[ * ]
G3 AED Replacement Electrodes for G3 (part no. 9131)	$	[ * ]
G3 AED Pediatric Electrodes (part no. 9730)	$	[ * ]
Wall-Mount Wire Rack (part no. 164-2191)	$	[ * ]
G3 Wall-Mount Storage & Display Case without Alarm (part no. tbd)	$	[ * ]
G3 Wall-Mount Storage & Display Case with Alarm (part no. tbd)	$	[ * ]
G3 Powerheart® AED Trainer device (part no. 180-3000-001)	$	[ * ]
Each Responder AED package includes (model G31):
One (1) each Automated External Defibrillator with extended life lithium battery, a pair of defibrillation electrodes, serial communication cable and a CD containing RescueLink® download software and instructions, User’s Manual and training video.
Each Pediatric Electrode package includes:
One (1) each MDLink® software and Users Manual and a pair of pediatric defibrillation electrodes.

CRM Products	Price

GE Medical labeled Powerheart® CRM	$	[ * ]

Primary CRM Accessories:
CRM Disposable Therapy Electrodes (part no. 170-2007)	$	[ * ]
(packaged 10 sets per box)
CRM Portable Carry Case (part no. 168-1020-001)	$	[ * ]
Wall Mount (part no. 168-2003)	$	[ * ]
IV Pole Mount (part no. 168-2011)	$	[ * ]
Pass-Thru Cable for GE Medical monitors (part no. 170-2089)	$	[ * ]
Each CRM package includes (model 2.0 with handle):
One (1) each CRM defibrillator device with rechargeable sealed lead acid battery, a pair of CRM Defibrillation Electrodes, AC Power Adaptor (part no. 139-0186) and Power Cord (part no. 167-0102), set of Patient Therapy Cable (part no. 162-0058), 3-lead ECG Patient Cable (part no. 162-0057), set of 3-lead ECG Monitoring Electrodes, Event Review Kit with CD-ROM of Event Review Software and CRM to PC cable (part no. 109-2000-001), Operators Manual, Quick Reference Guide and training video.
All prices are in US Dollars (USD).

[ * ]	designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the commission.

FINAL EXECUTABLE VERSION dated 7-29-03
GEMS-IT — Cardiac Science OEM Agreement for AED and CRM
EXHIBIT C
Powerheart AED Technical Specifications
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[ * ]	designates portions ( 4 pages) of this document that have been omitted pursuant to a request for confidential treatment filed separately with the commission.